NEWS RELEASE

Coeur Reports Fourth Quarter and Full-Year 2022 Results
Provides Full-Year 2023 Guidance

Chicago, Illinois - February 22, 2023 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported fourth quarter 2022 financial results, including revenue of $210 million and cash flow from operating activities of $29 million. The Company reported GAAP net income from continuing operations of $49 million, or $0.17 per share, driven by a $62 million gain on sale of the Crown and Sterling (“Crown Sterling”) holdings. On an adjusted basis1, Coeur reported EBITDA of $36 million, cash flow from operating activities before changes in working capital of $20 million and net loss from continuing operations of $18 million, or $0.06 per share.
For the full year, Coeur reported revenue of $786 million, cash flow from operating activities of $26 million and GAAP net loss from continuing operations of $78 million, or $0.28 per share. On an adjusted basis1, the Company reported EBITDA of $139 million, cash flow from operating activities prior to changes in working capital of $72 million and net loss from continuing operations of $89 million, or $0.32 per share.

Key Highlights
•Solid fourth quarter production growth led to full-year production within guidance ranges – Gold and silver production increased 5% and 4% quarter-over-quarter, respectively, to 87,727 ounces and 2.5 million ounces. Full-year gold and silver production totaled 330,346 ounces and 9.8 million ounces, respectively, within the Company’s consolidated production guidance ranges
•Rochester delivered strong quarterly performance – Fourth quarter production at Rochester totaled 973,000 ounces and 11,589 ounces of silver and gold, respectively, representing quarter-over-quarter increases of 31% and 32%. Costs applicable to sales2 decreased 5% for silver and 12% for gold quarter-over-quarter
•POA 11 expansion nearing scheduled mid-year construction completion and remains on-track – Construction at Rochester is scheduled to be completed mid-year 2023. At the end of 2022, the project was 74% complete. The new Stage VI leach pad is now operational, with first ore placed on February 1, 2023. As of December 31, 2022, approximately $605 million of the estimated capital had been committed, of which $494 million of the estimated capital cost had been incurred. Total expected project capital remains unchanged at $650 - $670 million
•Exploration investment drives approximately 12% and 3% year-over-year increases in gold and silver reserves, respectively – Gold reserves at Kensington grew roughly 56% year-over-year, adding approximately a year and a half to its mine life. Successful exploration at Silvertip contributed to year-over-year increases in measured and indicated resources of 73%, 69% and 81% in silver, zinc and lead, respectively, excluding reclassified ounces. Over the last five years, the Company has invested approximately $245 million in exploration, leading to increases of approximately 21% and 49% in Company-wide gold and silver reserves, respectively over the five-year period
•Liquidity further bolstered to support remaining elevated levels of growth investments – The sale of the Crown Sterling holdings was completed on November 4, 2022 for upfront cash consideration of

$150 million. On January 17, 2023, Coeur announced the sale of its remaining shares of Victoria Gold Corporation (“Victoria Gold”) for net cash proceeds of approximately $40 million. Coeur ended the quarter with total liquidity of approximately $342 million, including $62 million of cash and $280 million of available capacity under its $390 million revolving credit facility (“RCF”)3 and is further supported by robust hedges covering approximately 52% and 29% of 2023 estimated gold and silver production, respectively. As adjusted to reflect the receipt of proceeds from Victoria Gold, Coeur’s total liquidity stood at $382 million at December 31, 2022
•2023 guidance ranges consistent with 2022 investor day outlook – The Company expects 2023 gold and silver production of 320,000 - 370,000 ounces and 10.0 - 12.0 million ounces, respectively, driven by strong expected second half silver and gold production increases consistent with the planned ramp-up at Rochester following completion of the POA 11 expansion project and by higher expected gold production from the Wharf gold operation

“A stronger fourth quarter capped off an important year for Coeur in 2022 as we positioned the Company to deliver on a pivotal 2023 composed of several important catalysts, including the mid-year construction completion of the POA 11 expansion project at Rochester,” said Mitchell J. Krebs, President and Chief Executive Officer.
“2022 represented a year of unprecedented global volatility and intensive capital investment by the Company. Decades high inflation, strength in the U.S. dollar and supply chain disruptions made it a challenging year to deliver on many of Coeur’s key priorities. Despite the unique challenges, I am proud that our team achieved our full-year production guidance for the third consecutive year, delivered full-year capital expenditures in-line with our guidance and came in below our full-year G&A guidance range. Even with strong fourth quarter production increases, our costs applicable to sales declined, which is a testament to our team’s ongoing aggressive cost management efforts and effective business improvement initiatives. In addition, I am particularly proud of our team’s safety performance last year, which resulted in all-time Company low incident rates and among the lowest in the industry.
“The POA 11 expansion project made tremendous progress during the fourth quarter, while the Rochester operation ended 2022 with one of its strongest quarters in recent years. Rochester’s fourth quarter reflected higher grades placed in the prior quarter as well as the application of many of the important lessons we have generated over the past two years in preparation for the transition to the newly expanded infrastructure later this year.
“2022 also marked another successful year for reserve replacement, which reflects our ongoing commitment to investing in near-mine exploration. Over the past five years, the Company has invested nearly $245 million in exploration to increase our gold and silver reserves by 21% and 49%, respectively, while boosting measured and indicated resources by 77% for gold and 53% for silver. In particular, early success from Kensington’s multi-year development and drilling program led to a 56% increase in reserves and the addition of one and a half years of mine life. At Silvertip, silver, zinc and lead measured and indicated resources materially increased year-over-year by approximately 73%, 69% and 81%, respectively, excluding reclassified ounces. We expect Silvertip’s resource to continue to expand and support a future potential source of meaningful growth for the Company.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	2021	4Q 2021
Gold Sales	$572.9	$157.6	$139.2	$146.6	$129.5	$578.9	$146.7
Silver Sales	$212.8	$52.5	$43.8	$57.5	$59.0	$253.9	$61.2
Consolidated Revenue	$785.6	$210.1	$183.0	$204.1	$188.4	$832.8	$207.8
Costs Applicable to Sales[2]	$606.5	$159.3	$163.2	$150.7	$133.3	$511.5	$136.5
General and Administrative Expenses	$39.5	$10.2	$9.7	$9.3	$10.3	$40.4	$9.6
Net Income (Loss)	$(78.1)	$49.0	$(57.4)	$(77.4)	$7.7	$(31.3)	$(10.7)
Net Income (Loss) Per Share	$(0.28)	$0.17	$(0.21)	$(0.28)	$0.03	$(0.13)	$(0.04)
Adjusted Net Income (Loss)[1]	$(89.1)	$(17.5)	$(44.7)	$(13.1)	$(13.8)	$(1.4)	$(11.6)
Adjusted Net Income (Loss)[1] Per Share	$(0.32)	$(0.06)	$(0.16)	$(0.05)	$(0.05)	$(0.01)	$(0.05)
Weighted Average Shares Outstanding	275.2	284.5	278.1	278.0	263.6	250.0	254.8
EBITDA[1]	$72.0	$84.9	$(20.5)	$(32.8)	$40.4	$148.4	$28.3
Adjusted EBITDA[1]	$139.0	$35.9	$18.3	$43.3	$41.5	$216.1	$48.7
Cash Flow from Operating Activities	$25.6	$28.5	$(19.1)	$22.6	$(6.4)	$110.5	$35.0
Capital Expenditures	$352.4	$113.1	$96.6	$73.2	$69.5	$309.8	$100.9
Free Cash Flow[1]	$(326.7)	$(84.5)	$(115.7)	$(50.6)	$(75.9)	$(199.3)	$(65.9)
Cash, Equivalents & Short-Term Investments	$61.5	$61.5	$75.4	$74.2	$73.3	$56.7	$56.7
Total Debt[4]	$515.9	$515.9	$635.7	$547.5	$485.5	$487.5	$487.5
Average Realized Price Per Ounce – Gold	$1,736	$1,787	$1,702	$1,729	$1,721	$1,652	$1,652
Average Realized Price Per Ounce – Silver	$21.77	$21.14	$19.09	$22.61	$24.06	$25.06	$23.17
Gold Ounces Produced	330,346	87,727	83,438	83,772	75,409	348,529	88,946
Silver Ounces Produced	9.8	2.4	2.4	2.5	2.5	10.1	2.6
Gold Ounces Sold	329,968	88,189	81,782	84,786	75,211	350,347	88,930
Silver Ounces Sold	9.8	2.5	2.3	2.5	2.5	10.1	2.6
Adjusted CAS per AuOz[1]	$1,300	$1,270	$1,318	$1,207	$1,169	$977	$1,016
Adjusted CAS per AgOz[1]	$17.00	$15.57	$14.52	$15.09	$14.95	$15.70	$14.47

Financial Results
Fourth quarter 2022 revenue totaled $210 million compared to $183 million in the prior period and $208 million in the fourth quarter of 2021. The Company produced 87,727 and 2.5 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 88,189 ounces of gold and 2.5 million ounces of silver. Average realized gold and silver prices for the quarter were $1,787 and $21.14 per ounce, respectively, compared to $1,702 and $19.09 per ounce in the prior period, a respective 5% and 11% increase quarter-over-quarter, and $1,652 and $23.17 per ounce in the fourth quarter of 2021, respectively, an 8% increase in gold and 9% decrease in silver.
Coeur generated $786 million in revenue during 2022, compared to $833 million in 2021. Full-year gold and silver production totaled 330,346 and 9.8 million ounces, respectively, compared to 348,529 ounces of gold and 10.1 million ounces of silver in 2021. Metal sales in 2022 included 329,968 and 9.8 million ounces of gold and silver, respectively. Average realized gold and silver prices for the year were $1,736 and $21.77 per ounce, respectively, compared to $1,652 and $25.06 per ounce in 2021.
Gold and silver sales represented 75% and 25% of quarterly revenue, respectively. For the full year, gold and silver sales accounted for 73% and 27% of revenue. The Company’s U.S. operations accounted for approximately 67% and 61% of fourth quarter and full-year revenue, respectively.

Costs applicable to sales2 decreased 2% quarter-over-quarter to $159 million while increasing 19% year-over-year to $607 million. Higher costs during the year were due primarily to increased consumable costs driven by inflation. General and administrative expenses remained consistent quarter-over-quarter at $10 million.
Coeur invested approximately $9 million ($8 million expensed and $2 million capitalized) in exploration during the quarter, compared to roughly $12 million ($8 million expensed and $4 million capitalized) in the prior period. For the full year, the Company invested approximately $48 million ($27 million expensed and $22 million capitalized), compared to roughly $71 million ($51 million expensed and $20 million capitalized), reflecting lower planned investment across the portfolio following the Company’s highest-ever exploration investment in 2021. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax benefit of approximately $0.4 million and expense of approximately $15 million during the fourth quarter and for the full year, respectively. Cash income and mining taxes paid during the period totaled approximately $9 million, bringing the full-year total to $42 million. Cash taxes paid in 2022 primarily reflect income and mining tax payments in Mexico. Additionally, Coeur expects to pay approximately $14 - $18 million in cash taxes during the first quarter of 2023 primarily as a result of its annual tax filings in Mexico.
Quarterly operating cash flow totaled $29 million compared to $(19) million in the prior period, mainly driven by higher metal sales and favorable changes in working capital. Changes in working capital during the quarter were $9 million, compared to $(18) million in the prior period, reflecting the timing of semi-annual interest payments on the Company’s 2029 5.125% Senior Notes. For the full year, operating cash flow decreased 77% to $26 million driven by lower profitability at each site.
Capital expenditures increased 17% quarter-over-quarter to $113 million, bringing the full-year total to $352 million and within Coeur’s 2022 guidance range of $330 - $395 million. Expenditures related to the expansion project at Rochester totaled $89 million and $229 million during the fourth quarter and full-year, respectively, compared to $68 million in the third quarter and $148 million in 2021. Sustaining and development capital expenditures accounted for approximately 18% and 82%, respectively, of Coeur’s total capital investment during the quarter.

Capital Project Update
Rochester Expansion
As of December 31, 2022, the Company had committed approximately $605 million of capital since inception of the project and approximately $494 million of the estimated project cost had been incurred. Total estimated project capital remains between $650 - $670 million. At the end of 2022, the project was 74% complete.
Coeur achieved several key milestones at the Rochester expansion during the quarter.
Notably, the Company (i) completed concrete foundations for the pre-screen structure, while advancing the concrete work in the primary crusher area, (ii) continued structural, mechanical, piping, electrical and instrumentation construction work throughout the project, and (iii) achieved mechanical completion of the Merrill-Crowe electrical substation construction.
Progress on the Merrill-Crowe plant remained on schedule during the quarter, including (i) completion of mechanical equipment setting, (ii) completion of process plant building cladding, (iii) commencement of electrical cable installation and continuation of piping installation, and (iv) successful completion of control systems programming and factory testing.
Further work on the crusher corridor also advanced, including (i) completion of the first lift of the primary crusher vertical concrete, (ii) continuation of steel erection and equipment installation above the secondary cone crushers in the secondary crusher area, (iii) continuation of steel erection and equipment installation above the tertiary HPGR crushers in the tertiary crusher area, and (iv) commencement of control systems programming.
During the quarter, Coeur made solid progress on the final major high-voltage electrical distribution and substation construction, while also advancing pre-commissioning planning and system development. Mechanical completion remains on target for mid-2023 with ramp-up and commissioning expected to take place during the second half of the year. Key elements of the project timeline in 2023 are highlighted below:

Target Completion Date
Placing Ore on Stage VI Leach Pad	1Q ✓
Merrill-Crowe Mechanical Completion	2Q
Crushing Circuit Inauguration	3Q
Commission and Ramp-Up Completion	Year-End

Balance Sheet and Liquidity Update
Coeur ended the quarter with total liquidity of approximately $342 million, including $62 million of cash and $280 million of available capacity under its $390 million RCF3 subject to certain financial covenants. Additionally, the Company had $44 million of marketable securities at the end of the fourth quarter.
On January 17, 2023, Coeur announced the sale of the remaining 6 million shares of its Victoria Gold investment for net proceeds of approximately $40 million, which is not included as part of the Company’s fourth quarter results. As adjusted to reflect the receipt of proceeds from this transaction, Coeur’s total liquidity stood at $382 million at December 31, 2022.

Hedging Update
During the fourth quarter, the Company added to its hedge position by executing additional hedges on 18,000 ounces of its expected 2023 gold production. Additionally, early in the first quarter, Coeur executed additional hedges on 30,000 ounces of its expected 2023 gold production. The Company continues to have meaningful gold price protection in place for 2023. In 2022, Coeur realized a net hedge gain of roughly $24 million.
Coeur established a new silver hedge position through the execution of hedges on 3.2 million ounces of its expected 2023 silver production early in the first quarter of 2023. The Company’s hedging strategy continues to focus on mitigating risk during this time of capital intensity. An overview of the hedges in place is outlined below.

	1Q 2023	2Q 2023	3Q 2023	4Q 2023
Gold Ounces Hedged	40,500	40,500	49,749	49,749
Avg. Forward Price ($/oz)	$1,944	$1,944	$1,975	$1,975
Silver Ounces Hedged	800,000	1,200,000	600,000	600,000
Avg. Forward Price ($/oz)	$24.29	$24.29	$25.00	$25.00

Mark-to-Market Adjustments
The Company values its strategic investments in equity securities at the end of each reporting period. The estimated fair values of Coeur’s equity investments in Victoria Gold, Avino Silver & Gold Mines Ltd. and Integra Resources Corp. totaled $44 million at December 31, 2022, consisting of $32 million, $10 million and $2 million, respectively (and does not reflect the sale of Victoria Gold stock that occurred after quarter-end), compared to $45 million at September 30, 2022, consisting of $36 million, $7 million and $2 million, respectively.

Rochester LCM Adjustment
Coeur reports the carrying value of metal and leach pad inventory at the lower of cost or net realizable value, with cost being determined using a weighted average cost method. Decreases in the market price of gold and silver can affect the value of metal inventory, stockpiles and leach pads, and it may be necessary to record a write-down to the net realizable value, as well as impact carrying value of long-lived assets. At the end of the fourth quarter, the cost of ore on leach pads at Rochester exceeded its net realizable value which resulted in a lower of cost or market (“LCM”) adjustment of $9 million (approximately $8 million in costs applicable to sales2 and $1 million of amortization).

Operations
Fourth quarter and full-year 2022 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	2021	4Q 2021
Tons milled	2,197,808	554,247	538,750	539,600	565,211	2,106,741	587,615
Average gold grade (oz/t)	0.053	0.051	0.049	0.054	0.056	0.056	0.055
Average silver grade (oz/t)	3.63	3.16	3.53	3.95	3.87	3.93	3.86
Average recovery rate – Au	92.1%	92.4%	93.3%	92.4%	90.6%	92.8%	89.7%
Average recovery rate – Ag	84.2%	85.0%	84.9%	84.2%	83.0%	82.4%	81.3%
Gold ounces produced	106,782	25,935	24,807	27,109	28,931	109,202	28,748
Silver ounces produced (000’s)	6,709	1,489	1,612	1,795	1,813	6,821	1,843
Gold ounces sold	107,157	25,252	24,378	29,285	28,242	108,806	27,706
Silver ounces sold (000’s)	6,695	1,490	1,554	1,855	1,796	6,806	1,813
Average realized price per gold ounce	$1,471	$1,509	$1,447	$1,507	$1,419	$1,380	$1,374
Average realized price per silver ounce	$21.78	$21.10	$19.01	$22.56	$23.94	$25.00	$23.26
Metal sales	$303.4	$69.5	$64.8	$86.0	$83.1	$320.3	$80.4
Costs applicable to sales[2]	$182.6	$47.1	$43.2	$49.1	$43.2	$153.7	$38.8
Adjusted CAS per AuOz[1]	$883	$1,027	$948	$855	$730	$663	$653
Adjusted CAS per AgOz[1]	$13.05	$14.23	$12.67	$12.97	$12.43	$11.95	$11.25
Exploration expense	$6.6	$1.5	$1.8	$1.7	$1.6	$8.6	$2.3
Cash flow from operating activities	$88.4	$18.9	$12.9	$22.3	$34.3	$102.7	$32.9
Sustaining capital expenditures (excludes capital lease payments)	$42.6	$8.1	$10.8	$10.1	$13.6	$36.5	$8.3
Development capital expenditures	$—	$—	$—	$—	$—	$—	$(0.1)
Total capital expenditures	$42.6	$8.1	$10.8	$10.1	$13.6	$36.5	$8.2
Free cash flow[1]	$45.8	$10.8	$2.1	$12.2	$20.7	$66.2	$24.7
Operational
•Fourth quarter gold and silver production totaled 25,935 and 1.5 million ounces, respectively, compared to 24,807 and 1.6 million ounces in the prior period and 28,748 and 1.8 million ounces in the fourth quarter of 2021. For the full year, gold and silver production totaled 106,782 and 6.7 million ounces, respectively, and were within 2022 guidance ranges of 106,000 - 108,000 ounces of gold and 6.6 - 7.0 million ounces of silver
•Production during the quarter benefited from increased mill throughput as well as higher average gold grade, offset by lower average silver grade
Financial
•Fourth quarter adjusted CAS1 for gold and silver on a co-product basis increased 8% and 12% to $1,027 and $14.23 per ounce, respectively, driven by increased costs related to higher throughput to offset lower silver grades during the quarter as well as unfavorable changes in foreign exchange rates on consumables and labor costs
•For the full year, adjusted CAS1 for gold and silver totaled $883 and $13.05 per ounce, respectively, compared to $663 and $11.95 per ounce in the prior period. Both cost metrics finished the year within their 2022 guidance ranges of $825 - $925 and $12.75 - $13.75 per ounce of gold and silver, respectively
•Capital expenditures decreased 25% quarter-over-quarter to $8 million, reflecting decreased infill drilling and timing of projects at year-end

•Full-year capital expenditures increased 17% to $43 million, primarily as a result of increased sustaining capital to support future production
•Free cash flow1 in the fourth quarter and full-year totaled $11 million and $46 million, respectively, compared to $2 million and $66 million in the prior periods. Fourth quarter free cash flow benefited from higher metal sales while lower full-year free cash flow was driven by higher costs applicable to sales
Exploration
•Exploration investment for the fourth quarter decreased 36% to approximately $2 million (substantially all expensed), while full-year exploration investment decreased 22% year-over-year to roughly $11 million ($7 million expensed and $5 million)
•The number of active rigs was reduced from three at the beginning of the period to one by the end of the quarter. Expansion drilling during the quarter continued to focus on the northwest extension of the Hidalgo zone (located at the northwest end of the Independencia deposit). In this portion of the system, three mineralized vein arrays have been identified — Hidalgo, Libertad and San Juan
•Coeur expects one drill rig to be active at Palmarejo in the first quarter focused on expansion drilling at the Hidalgo zone
Other
•Approximately 36% and 38% of Palmarejo’s gold sales in the fourth quarter and full-year, respectively, were sold under its gold stream agreement at a price of $800 per ounce, totaling 9,050 ounces in the fourth quarter and 41,000 ounces for the full year. The Company anticipates approximately 30% - 40% of Palmarejo’s gold sales for 2023 will be sold under the stream agreement
Guidance
•Full-year 2023 production is expected to be 100,000 - 112,500 ounces of gold and 6.5 - 7.5 million ounces of silver. Production in 2023 is expected to be relatively flat compared to 2022 production
•CAS1 in 2023 are expected to be $900 - $1,050 per gold ounce and $14.25 - $15.25 per silver ounce
•Capital expenditures are expected to be $35 - $47 million consisting primarily of underground development as well as development of the high compression thickener and open pit backfill project

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	2021	4Q 2021
Ore tons placed	14,919,803	2,754,118	3,551,353	4,236,459	4,377,873	13,687,536	3,823,764
Average silver grade (oz/t)	0.41	0.68	0.37	0.35	0.34	0.42	0.40
Average gold grade (oz/t)	0.003	0.003	0.004	0.003	0.003	0.002	0.003
Silver ounces produced (000’s)	3,062	973	745	689	655	3,158	757
Gold ounces produced	34,735	11,589	8,761	8,319	6,066	27,051	6,864
Silver ounces sold (000’s)	3,029	975	733	683	638	3,242	801
Gold ounces sold	34,370	11,646	8,725	8,071	5,928	27,697	7,386
Average realized price per silver ounce	$21.53	$21.10	$19.10	$22.42	$24.00	$25.04	$22.98
Average realized price per gold ounce	$1,875	$1,893	$1,852	$1,883	$1,864	$1,793	$1,797
Metal sales	$129.7	$42.6	$30.2	$30.5	$26.4	$130.8	$31.6
Costs applicable to sales[2]	$165.2	$44.1	$50.8	$38.0	$32.3	$131.2	$37.5
Adjusted CAS per AgOz[1]	$25.74	$17.60	$18.46	$20.85	$22.06	$23.57	$21.76
Adjusted CAS per AuOz[1]	$2,268	$1,596	$1,821	$1,763	$1,720	$1,691	$1,707
Exploration expense	$4.6	$0.6	$0.6	$1.5	$1.9	$6.0	$2.2
Cash flow from operating activities	$(48.0)	$(5.5)	$(13.7)	$(9.1)	$(19.7)	$(26.5)	$(12.3)
Sustaining capital expenditures (excludes capital lease payments)	$14.9	$3.0	$5.1	$4.5	$2.3	$17.5	$5.8
Development capital expenditures	$231.5	$89.3	$68.9	$42.5	$30.8	$149.0	$48.1
Total capital expenditures	$246.4	$92.3	$74.0	$47.0	$33.1	$166.5	$53.9
Free cash flow[1]	$(294.4)	$(97.8)	$(87.7)	$(56.1)	$(52.8)	$(193.0)	$(66.2)

Operational
•Silver and gold production increased 31% and 32% in the fourth quarter, respectively, to 973,000 and 11,589 ounces compared to 744,880 and 8,761 ounces in the prior period and 757,000 and 6,864 ounces in the fourth quarter of 2021. For the full year, silver production totaled 3.1 million and was at the high end of the 2022 guidance range of 2.9 - 3.1 million ounces, while gold production totaled 34,735 ounces which exceeded the 2022 guidance range of 32,000 - 34,000 ounces
•Increased production during the quarter was primarily driven by timing of higher-grade material placed on the leach pad during the prior period as a result of planned mine sequencing
Financial
•Fourth quarter adjusted CAS1 figures in the table above and highlighted below exclude the impact of an LCM adjustment totaling approximately $8 million related to the net realizable value of metal and leach pad inventory due to higher operating costs exceeding the lower market value of ounces under leach at Rochester
•Fourth quarter adjusted CAS1 for silver and gold on a co-product basis totaled $17.60 and $1,596 per ounce, respectively, with significant reductions compared to the prior period largely driven by increased metal sales
•Full-year adjusted CAS1 for silver and gold on a co-product basis totaled $25.74 and $2,268 per ounce, respectively, compared to $23.57 and $1,691 per ounce in the prior period, largely driven by inflation pressures on consumable costs
•Capital expenditures increased 25% quarter-over-quarter to $92 million, bringing the full year total to $246 million compared to $167 million in the prior year, reflecting increased spending related to the POA 11 expansion project

•Free cash flow1 in the fourth quarter and full-year totaled $(98) million and $(294) million, respectively, compared to $(88) million and $(193) million in the prior periods
Exploration
•Quarterly exploration investment decreased 15% quarter-over-quarter to approximately $1 million ($0.6 million expensed and $0.5 million capitalized), while full-year exploration investment decreased 21% year-over-year to roughly $7 million ($5 million expensed and $3 million capitalized)
•Condemnation drilling at the west waste dump was undertaken during the quarter with results pending
•In the first quarter, Coeur plans to focus on data organization and geologic logging, interpretation and modeling ahead of the mid-year resource calculations
•Additionally, region target assessment and ranking will be undertaken as part of a wider geological prospectivity review which will later feed into medium- and long-term work-program planning
Guidance
•Full-year 2023 production is expected to increase to 3.5 - 4.5 million ounces of silver and 35,000 - 50,000 ounces of gold compared to 2022 production levels. Production in 2023 is expected to be second half weighted with the construction completion of POA 11 occurring mid-year
•With the completion of the POA 11 expansion construction expected in mid-2023, the Company has elected to defer providing cost guidance at Rochester until mid-year, following the transitional period anticipated in the first half of 2023
•Capital expenditures are expected to be $228 - $252 million primarily due to investment in POA 11 weighted towards the first half of 2023

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	2021	4Q 2021
Tons milled	700,346	183,410	175,246	175,722	165,968	667,560	168,295
Average gold grade (oz/t)	0.17	0.18	0.18	0.17	0.14	0.19	0.21
Average recovery rate	92.5%	92.4%	91.1%	91.6%	95.3%	93.2%	93.9%
Gold ounces produced	109,061	30,335	28,214	27,866	22,646	121,140	33,516
Gold ounces sold	108,972	30,863	27,609	27,666	22,834	122,181	33,888
Average realized price per gold ounce, gross	$1,888	$1,942	$1,808	$1,842	$1,967	$1,785	$1,790
Treatment and refining charges per gold ounce	$36	$38	$33	$34	$37	$28	$27
Average realized price per gold ounce, net	$1,852	$1,904	$1,775	$1,808	$1,930	$1,757	$1,763
Metal sales	$202.5	$58.8	$49.1	$50.3	$44.3	$215.0	$59.8
Costs applicable to sales[2]	$155.7	$39.2	$40.3	$39.3	$36.9	$133.1	$37.9
Adjusted CAS per AuOz[1]	$1,420	$1,265	$1,455	$1,399	$1,610	$1,082	$1,111
Prepayment, working capital cash flow	$10.0	$9.6	$(9.6)	$(0.1)	$10.1	$—	$7.4
Exploration expense	$6.6	$2.2	$2.8	$1.2	$0.4	$6.7	$1.6
Cash flow from operating activities	$42.2	$20.8	$(0.2)	$10.7	$10.9	$70.8	$26.8
Sustaining capital expenditures (excludes capital lease payments)	$31.5	$7.7	$7.1	$8.8	$7.9	$27.5	$8.0
Development capital expenditures	$—	$—	$—	$—	$—	$—	$—
Total capital expenditures	$31.5	$7.7	$7.1	$8.8	$7.9	$27.5	$8.0
Free cash flow[1]	$10.7	$13.1	$(7.3)	$1.9	$3.0	$43.3	$18.8
Operational

•Gold production increased in the fourth quarter to 30,335 ounces compared to 28,214 ounces in the prior period and 33,516 ounces in the fourth quarter of 2021. For the full year, gold production totaled 109,061 ounces and was just below 2022 guidance of 110,000 - 111,000 ounces
•Higher production during the fourth quarter was driven by an increase in mill throughput - a record high quarter - due to efficiencies at the mill, as well as improved average gold recoveries compared to the prior period
Financial
•Fourth quarter adjusted CAS1 totaled $1,265 per ounce compared to $1,455 per ounce in the prior period, reflecting increased metal sales. Full-year adjusted CAS1 totaled $1,420 per ounce compared to $1,082 per ounce in 2021, largely driven by higher consumable costs and employee-related expenses
•Capital expenditures increased slightly quarter-over-quarter to $8 million due to increased capital development as well as infill drilling. For the full year, capital expenditures increased 15% to $32 million primarily due to increased capital development
•Free cash flow1 in the fourth quarter and full-year totaled $13 million and $11 million, respectively, compared to $(7) million and $43 million in the prior periods
Exploration
•Exploration investment in the quarter totaled approximately $3 million ($2 million expensed and $1 million capitalized), compared to $3 million ($3 million expensed and $1 million capitalized) in the prior period. For the full year, exploration investment increased 7% to roughly $11 million ($7 million expensed and $5 million capitalized)
•During the quarter, four underground drill rigs were focused on expansion and infill drilling at Elmira, Kensington and Johnson
•At Kensington, the Company continues to trace Zone 30A, Zone 30B and Zone 12 structures to the south and down dip. Drilling continues to intercept zones of consistent widths and grades with the potential to increase mineral resources and further extend mine life
•In the first quarter of 2023, up to six underground drill rigs are expected to focus on infill and expansion drilling at multiple zones at Kensington, Johnson and Elmira as part of Kensington’s multi-year enhanced development and drilling program
Guidance
•Full-year 2023 production is expected to be 100,000 - 112,500 gold ounces. Production in 2023 is expected to be relatively flat compared to 2022
•CAS1 in 2023 are expected to be $1,500 - $1,700 per gold ounce
•Capital expenditures are expected to be $50 - $62 million, primarily related to the multi-year development and drilling program

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	2021	4Q 2021
Ore tons placed	4,506,849	975,994	1,353,071	1,050,215	1,127,569	4,702,882	1,074,189
Average gold grade (oz/t)	0.021	0.024	0.019	0.015	0.025	0.027	0.022
Gold ounces produced	79,768	19,868	21,656	20,478	17,766	91,136	19,818
Silver ounces produced (000’s)	46	9	13	12	12	90	15
Gold ounces sold	79,469	20,428	21,070	19,764	18,207	91,663	19,950
Silver ounces sold (000’s)	47	17	8	6	16	86	11
Average realized price per gold ounce	$1,874	$1,895	$1,838	$1,886	$1,882	$1,795	$1,799
Metal sales	$150.0	$39.0	$38.9	$37.4	$34.7	$166.7	$36.2
Costs applicable to sales[2]	$103.1	$28.9	$28.9	$24.4	$20.9	$93.6	$22.4
Adjusted CAS per AuOz[1]	$1,281	$1,393	$1,357	$1,233	$1,118	$994	$1,104
Exploration expense	$—	$—	$—	$—	$—	$0.1	$(0.1)
Cash flow from operating activities	$33.0	$10.3	$6.9	$10.3	$5.5	$58.4	$8.4
Sustaining capital expenditures (excludes capital lease payments)	$1.5	$0.7	$0.3	$0.3	$0.2	$4.0	$3.0
Development capital expenditures	$1.6	$0.1	$0.2	$0.2	$1.2	$4.1	$1.2
Total capital expenditures	$3.1	$0.8	$0.5	$0.5	$1.4	$8.1	$4.2
Free cash flow[1]	$29.9	$9.5	$6.4	$9.8	$4.1	$50.3	$4.2
Operational
•Gold production in the fourth quarter decreased 8% quarter-over-quarter to 19,868 ounces. For the full year, gold production totaled 79,768 ounces, within 2022 guidance of 77,000 - 82,000 ounces
•Lower production during the quarter was primarily due to lower grade material placed on the leach pad during the prior period as a result of planned mine sequencing. Ore tons placed decreased 28% during the quarter due to weather events
Financial
•Adjusted CAS1 on a by-product basis increased 3% quarter-over-quarter to $1,393 per ounce, largely driven by lower metal sales. Full-year adjusted CAS1 totaled $1,281 per ounce and was within the 2022 guidance range of $1,250 - $1,350 per ounce
•Capital expenditures remained consistent quarter-over-quarter at $1 million
•Free cash flow1 in the fourth quarter and full-year totaled $10 million and $30 million, respectively, compared to $6 million and $50 million in the prior periods. Higher free cash flow1 in the fourth quarter was largely driven by higher metal sales, while full-year free cash flow reflected lower metal sales and higher costs compared to 2021. Coeur has now generated cumulative free cash flow from Wharf of more than three times its original investment of approximately $99.5 million in February 2015
Exploration
•Exploration investment remained flat quarter-over-quarter as the infill program was completed in the first quarter, which focused on resource conversion at the Portland Ridge - Boston claim group (located on the southern edge of the operation) and Flossie (located west of Portland Ridge) areas
•In 2023, the focus will be on geological modeling and planning for 2024
Guidance
•Full-year 2023 production is expected to be 85,000 - 95,000 gold ounces. Higher anticipated production in 2023 is primarily related to higher expected gold grade due to mine sequencing
•CAS1 in 2023 are expected to be $1,200 - $1,350 per gold ounce

•Capital expenditures are expected to be $1 - $4 million

Exploration
Coeur had up to 16 active rigs across all sites during the fourth quarter, for a total investment of approximately $9 million ($8 million expensed and $2 million capitalized), compared to roughly $12 million ($8 million expensed and $4 million capitalized) in the prior period. The decrease in drilling activity was largely driven by the ramp down of projects for the year.
For the full year, Coeur invested approximately $48 million ($27 million and $22 million capitalized), compared to roughly $71 million ($51 million expensed and $20 million capitalized) in 2021. The decrease in drilling activity was primarily driven by lower planned investment across the portfolio in 2022 versus 2021, which was a record year of exploration investment for the Company.
Exploration investment at the Silvertip silver-zinc-lead exploration project in British Columbia, Canada in the fourth quarter totaled approximately $3 million (substantially all expensed) compared to roughly $3 million ($2 million expensed and $1 million capitalized) in the prior period.
For the full year, Coeur invested approximately $10 million ($5 million expensed and $5 million capitalized) compared to roughly $19 million ($15 million expensed and $3 million capitalized) in 2021 at Silvertip.
Since acquisition, exploration at Silvertip has been consistently successful, with measured and indicated resource tonnage increasing from approximately 2.6 million tons to 7.1 million tons. Multiple new zones have been discovered, providing a clear path to potentially significant resource growth for the foreseeable future. The Company anticipates a slower overall timeline to advance the Silvertip project, with the primary focus on growth of the overall deposit. Consistent with Silvertip’s status as a long-term exploration project, the Company has reclassified its mineral reserves to measured and indicated resources as of year-end 2022.
Up to four core drill rigs were active at Silvertip with two underground rigs focused on infill and expansion holes at the Southern Silver and Discovery zones. At the Southern Silver zone, down dip extensions to the zone were intersected in several holes. Drilling in the Discovery zone added continuity to the manto horizon through targeted drillholes into gaps in the resource shapes. A deep drillhole targeting the source (hub) of the deposit began late in the fourth quarter and is expected to be completed in the first quarter. Additionally, a new zone of mineralization was encountered in the exploration ramp which was expanded upon with underground drillholes. This new zone remains open in all directions and will be a priority drill target in 2023.
Two surface rigs were also active during the quarter, completing both scout and expansion drilling at Tour Ridge and Camp Creek West. Drillhole results at Camp Creek West confined the mineralization to a narrow corridor which allows the team to plan follow-up drilling in the area. Drilling at Tour Ridge was completed during the quarter. Results are pending, but multiple geological indicators or proximity to mineralization were intersected.
The Company expects to invest $10 - $14 million in exploration in 2023 at Silvertip, including $8 - $10 million and $2 - $4 million of expensed and capitalized drilling, respectively.

2023 Guidance
Gold and silver production is expected to increase compared to 2022, driven by the planned construction completion of POA 11 at Rochester mid-year as well as higher expected grades at Wharf due to mine sequencing and resource model enhancements. Overall cost guidance has increased compared to 2022 primarily driven by expected continued inflationary pressures on operating costs.
Additionally, with the completion of the POA 11 expansion construction expected in mid-2023, Coeur has elected to defer providing cost guidance at Rochester until mid-year, following the transitional period anticipated in the first half of 2023. The Company expects to have an LCM adjustment at Rochester of roughly $10 - $15 million each quarter in 2023.
2023 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	100,000 - 112,500	6,500 - 7,500
Rochester	35,000 - 50,000	3,500 - 4,500
Kensington	100,000 - 112,500	—
Wharf	85,000 - 95,000	—
Total	320,000 - 370,000	10,000 - 12,000

2023 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$900 - $1,050	$14.25 - $15.25
Rochester (co-product)	—	—
Kensington	$1,500 - $1,700	—
Wharf (by-product)	$1,200 - $1,350	—

2023 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$120 - $145
Capital Expenditures, Development	$200 - $235
Exploration, Expensed	$30 - $35
Exploration, Capitalized	$10 - $15
General & Administrative Expenses	$36 - $40

Note: The Company’s guidance figures assume estimated prices of $1,800/oz gold and $23.00/oz silver as well as CAD of 1.25 and MXN of 20.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its fourth quarter and full-year 2022 financial results on February 23, 2023 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through March 2, 2023.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        756 29 47

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip silver-zinc-lead exploration project in British Columbia and has interests in other precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding strategy, cash flow, growth, capital allocation and investment, cost management, liquidity and balance sheet management, exploration and development efforts and plans, reserve and resource growth, mine life expansion, ESG initiatives, the gold stream agreement at Palmarejo, expectations, plans, costs and timing regarding the Rochester expansion project, hedging strategies, the impact of inflation, anticipated production, costs and expenses and operations at Palmarejo, Rochester, Wharf and Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that the Rochester expansion project is not completed on a timely basis or requires more capital than currently anticipated for completion, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, the continued effects of the COVID-19 pandemic, including impacts to workforce, materials and equipment availability, inflationary pressures, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under S-K 1300, namely our Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2022.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Adjusted liquidity is defined as liquidity plus the proceeds of the sale of Crown Sterling holdings which settled subsequent to quarter end. Please see tables in Appendix for the calculation of consolidated free cash flow, liquidity and adjusted liquidity.
2. Excludes amortization.
3. As of December 31, 2022, Coeur had $30 million in outstanding letters of credit and $80 million in outstanding borrowings under its RCF.
4. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	2021	4Q 2021
Average Gold Spot Price Per Ounce	$1,800	$1,726	$1,729	$1,871	$1,877	$1,799	$1,795
Average Silver Spot Price Per Ounce	$21.73	$21.17	$19.23	$22.60	$24.00	$25.14	$23.33
Average Zinc Spot Price Per Pound	$1.58	$1.36	$1.49	$1.77	$1.70	$1.36	$1.52
Average Lead Spot Price Per Pound	$0.97	$0.95	$0.90	$0.99	$1.05	$1.00	$1.05

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100

Chicago, IL 60606
Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$61,464	$56,664
Receivables	36,333	32,417
Inventory	61,831	51,281
Ore on leach pads	82,958	81,128
Equity securities	32,032	—
Prepaid expenses and other	25,814	13,847
Assets held for sale	—	54,240
	300,432	289,577
NON-CURRENT ASSETS
Property, plant and equipment, net	392,320	319,967
Mining properties, net	997,435	852,799
Ore on leach pads	51,268	73,495
Restricted assets	9,028	9,138
Equity securities	12,120	132,197
Receivables	22,023	—
Other	61,517	57,249
TOTAL ASSETS	$1,846,143	$1,734,422
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$96,123	$103,901
Accrued liabilities and other	92,863	87,946
Debt	24,578	29,821
Reclamation	5,796	2,931
Liabilities held for sale	—	11,269
	219,360	235,868
NON-CURRENT LIABILITIES
Debt	491,355	457,680
Reclamation	196,635	178,957
Deferred tax liabilities	14,459	21,969
Other long-term liabilities	35,318	39,686
	737,767	698,292
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 600,000,000 shares, 295,697,624 issued and outstanding at December 31, 2022 and 256,919,803 at December 31, 2021	2,957	2,569
Additional paid-in capital	3,891,265	3,738,347
Accumulated other comprehensive income (loss)	12,343	(1,212)
Accumulated deficit	(3,017,549)	(2,939,442)
	889,016	800,262
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,846,143	$1,734,422

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2022	2021	2020
	In thousands, except share data
Revenue	$785,636	$832,828	$785,461
COSTS AND EXPENSES
Costs applicable to sales(1)	606,530	511,539	440,335
Amortization	111,626	128,315	131,387
General and administrative	39,460	40,399	33,722
Exploration	26,624	51,169	42,643
Pre-development, reclamation, and other	41,287	48,678	55,654
Total costs and expenses	825,527	780,100	703,741
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	—	(9,173)	—
Fair value adjustments, net	(66,668)	(543)	7,601
Interest expense, net of capitalized interest	(23,861)	(16,451)	(20,708)
Other, net	66,971	(22,925)	(5,941)
Total other income (expense), net	(23,558)	(49,092)	(19,048)
Income (loss) before income and mining taxes	(63,449)	3,636	62,672
Income and mining tax (expense) benefit	(14,658)	(34,958)	(37,045)
NET INCOME (LOSS)	$(78,107)	$(31,322)	$25,627
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	37,445	22,783	(12,434)
Reclassification adjustments for realized (gain) loss on cash flow hedges	(23,890)	(12,859)	1,434
Other comprehensive income (loss)	13,555	9,924	(11,000)
COMPREHENSIVE INCOME (LOSS)	$(64,552)	$(21,398)	$14,627

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$(0.28)	$(0.13)	$0.11

Diluted	$(0.28)	$(0.13)	$0.11
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021	2020
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(78,107)	$(31,322)	$25,627
Adjustments:
Amortization	111,626	128,315	131,387
Accretion	14,850	12,897	11,984
Deferred taxes	(18,450)	(10,932)	(7,283)
Loss on debt extinguishment	—	9,173	—
Fair value adjustments, net	63,529	543	(7,634)
Stock-based compensation	10,030	13,660	8,548
Gain on modification of right of use lease	—	—	(4,051)
Gain on the sale of Sterling/Crown	(62,249)	—	—
Write-downs	45,978	38,596	16,821
Deferred revenue recognition	(15,887)	(16,226)	(16,702)
Other	542	911	3,737
Changes in operating assets and liabilities:
Receivables	4,452	(983)	(9,463)
Prepaid expenses and other current assets	240	489	(2,621)
Inventory and ore on leach pads	(51,448)	(27,628)	(34,538)
Accounts payable and accrued liabilities	510	(7,011)	32,897
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	25,616	110,482	148,709
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(352,354)	(309,781)	(99,279)
Proceeds from the sale of assets	165,829	6,824	5,529
Purchase of investments	—	(1,955)	(2,500)
Sale of investments	40,469	935	30,831
Other	(107)	(99)	(252)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(146,163)	(304,076)	(65,671)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	147,408	—	—
Issuance of notes and bank borrowings, net of issuance costs	320,000	592,493	150,000
Payments on debt, finance leases, and associated costs	(338,721)	(430,101)	(175,984)
Silvertip contingent consideration	—	—	(18,750)
Other	(3,661)	(4,256)	(1,801)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	125,026	158,136	(46,535)
Effect of exchange rate changes on cash and cash equivalents	401	(423)	649
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	4,880	(35,881)	37,152
Cash, cash equivalents and restricted cash at beginning of period	58,289	94,170	57,018
Cash, cash equivalents and restricted cash at end of period	$63,169	$58,289	$94,170

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	2021	4Q 2021
Net income (loss)	$(78,107)	$49,089	$(57,444)	$(77,434)	$7,682	$(31,322)	$(10,760)
Interest expense, net of capitalized interest	23,861	8,191	5,932	5,170	4,568	16,451	3,211
Income tax provision (benefit)	14,658	(421)	1,883	11,502	1,694	34,958	432
Amortization	111,626	28,077	29,151	27,965	26,433	128,315	35,443
EBITDA	72,038	84,936	(20,478)	(32,797)	40,377	148,402	28,326
Fair value adjustments, net	66,668	1,396	13,067	62,810	(10,605)	543	7,543
Foreign exchange (gain) loss	850	(123)	(93)	507	559	2,779	479
Asset retirement obligation accretion	14,232	3,643	3,597	3,529	3,463	11,988	3,091
Inventory adjustments and write-downs	49,085	8,725	22,005	9,763	8,592	14,738	8,109
(Gain) loss on sale of assets and securities	(64,429)	(62,064)	87	(621)	(1,831)	(4,111)	471
RMC bankruptcy distribution	(1,651)	(1,651)	—	—	—	—	—
VAT litigation	1,142	1,142	—	—	—	—	—
Value-added tax write-off	—	—	—	—	—	25,982	—
Loss on debt extinguishment	—			—	—	9,173	—
COVID-19 costs	1,739	155	294	318	972	6,618	681
Interest income on notes receivables	(720)	(360)	(181)	(179)	—	—	—
Adjusted EBITDA	$138,954	$35,799	$18,298	$43,330	$41,527	$216,112	$48,700
Revenue	$785,636	$210,116	$182,993	$204,123	$188,404	$832,828	$207,884
Adjusted EBITDA Margin	18%	17%	10%	21%	22%	26%	23%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	2021	4Q 2021
Net income (loss)	$(78,107)	$49,089	$(57,444)	$(77,434)	$7,682	$(31,322)	$(10,760)
Fair value adjustments, net	66,668	1,396	13,067	62,810	(10,605)	543	7,543
Foreign exchange loss (gain)	1,648	458	(313)	513	990	1,994	146
(Gain) loss on sale of assets and securities	(64,429)	(62,064)	87	(621)	(1,831)	(4,111)	471
RMC bankruptcy distribution	(1,651)	(1,651)	—	—	—	—	—
VAT litigation	1,142	1,142	—	—	—	—	—
Value-added tax write-off	—	—	—	—	—	25,982	—
Loss on debt extinguishment	—	—	—	—	—	9,173	—
COVID-19 costs	1,739	155	294	318	972	6,618	681
Interest income on notes receivables	(720)	(360)	(181)	(179)	—	—	—
Tax effect of adjustments	(15,349)	(5,616)	(231)	1,488	(10,990)	(10,270)	(9,696)
Adjusted net income (loss)	$(89,059)	$(17,451)	$(44,721)	$(13,105)	$(13,782)	$(1,393)	$(11,615)

Adjusted net income (loss) per share - Basic	$(0.32)	$(0.06)	$(0.16)	$(0.05)	$(0.05)	$(0.01)	$(0.05)
Adjusted net income (loss) per share - Diluted	$(0.32)	$(0.06)	$(0.16)	$(0.05)	$(0.05)	$(0.01)	$(0.05)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	2021	4Q 2021
Cash flow from operations	$25,616	$28,516	$(19,117)	$22,644	$(6,427)	$110,482	$34,936
Capital expenditures	352,354	113,094	96,602	73,156	69,502	309,781	100,868
Free cash flow	$(326,738)	$(84,578)	$(115,719)	$(50,512)	$(75,929)	$(199,299)	$(65,932)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	2021	4Q 2021
Cash provided by (used in) operating activities	$25,616	$28,516	$(19,117)	$22,644	$(6,427)	$110,482	$34,936
Changes in operating assets and liabilities:
Receivables	(4,452)	(353)	119	4,882	(9,100)	983	1,999
Prepaid expenses and other	(240)	699	2,075	(3,523)	509	(489)	104
Inventories	51,448	8,798	13,715	11,263	17,672	27,628	9,581
Accounts payable and accrued liabilities	(510)	(18,022)	1,880	(5,493)	21,125	7,011	(8,831)
Operating cash flow before changes in working capital	$71,862	$19,638	$(1,328)	$29,773	$23,779	$145,615	$37,789

Total Adjusted Liquidity

(Dollars in thousands)	4Q 2022
Cash and cash equivalents	$61,464
Available capacity under the RCF	280,432
Total liquidity	341,896
Proceeds from sale of Victoria Gold	39,775
Total adjusted liquidity	$381,671

Reconciliation of Costs Applicable to Sales
for Year Ended December 31, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$218,008	$187,792	$194,757	$111,310	$4,912	$716,779
Amortization	(35,432)	(22,626)	(39,032)	(8,247)	(4,912)	(110,249)
Costs applicable to sales	$182,576	$165,166	$155,725	$103,063	$—	$606,530
Inventory Adjustments	(599)	(9,232)	(401)	(217)		(10,449)
By-product credit	—	—	(634)	(1,083)		(1,717)
Adjusted costs applicable to sales	$181,977	$155,934	$154,690	$101,763	$—	$594,364

Metal Sales
Gold ounces	107,157	34,370	108,972	79,469	—	329,968
Silver ounces	6,695,454	3,028,986	—	47,284	—	9,771,724
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	52%	50%	100%	100%
Silver	48%	50%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$883	$2,268	$1,420	$1,281
Silver ($/oz)	$13.05	$25.74			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$55,325	$50,211	$49,887	$30,716	$1,133	$187,272
Amortization	(8,281)	(6,034)	(10,672)	(1,748)	(1,133)	(27,868)
Costs applicable to sales	$47,044	$44,177	$39,215	$28,968	$—	$159,404
Inventory Adjustments	103	(8,429)	(103)	(106)	—	(8,535)
By-product credit	—	—	(59)	(413)	—	(472)
Adjusted costs applicable to sales	$47,147	$35,748	$39,053	$28,449	$—	$150,397

Metal Sales
Gold ounces	25,252	11,646	30,863	20,428	—	88,189
Silver ounces	1,490,444	974,810	—	17,387	—	2,482,641
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	55%	52%	100%	100%
Silver	45%	48%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,027	$1,596	$1,265	$1,393
Silver ($/oz)	$14.23	$17.60			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$51,271	$57,681	$50,658	$31,078	$1,260	$191,948
Amortization	(8,027)	(6,921)	(10,369)	(2,191)	(1,260)	(28,768)
Costs applicable to sales	$43,244	$50,760	$40,289	$28,887	$—	$163,180
Inventory Adjustments	(445)	(21,331)	(28)	(152)	—	(21,956)
By-product credit	—	—	(97)	(153)	—	(250)
Adjusted costs applicable to sales	$42,799	$29,429	$40,164	$28,582	$—	$140,974

Metal Sales
Gold ounces	24,378	8,725	27,609	21,070	—	81,782
Silver ounces	1,554,288	733,383	—	7,931	—	2,295,602
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	54%	54%	100%	100%
Silver	46%	46%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$948	$1,821	$1,455	$1,357
Silver ($/oz)	$12.67	$18.46			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$58,800	$42,914	$48,680	$26,600	$1,259	$178,253
Amortization	(9,737)	(4,961)	(9,369)	(2,248)	(1,259)	(27,574)
Costs applicable to sales	$49,063	$37,953	$39,311	$24,352	$—	$150,679
Inventory Adjustments	45	(9,490)	(362)	147	—	(9,660)
By-product credit	—	—	(233)	(124)	—	(357)
Adjusted costs applicable to sales	$49,108	$28,463	$38,716	$24,375	$—	$140,662

Metal Sales
Gold ounces	29,285	8,071	27,666	19,764	—	84,786
Silver ounces	1,854,695	682,677	—	5,828	—	2,543,200
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	51%	50%	100%	100%
Silver	49%	50%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$855	$1,763	$1,399	$1,233
Silver ($/oz)	$12.97	$20.85			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$52,611	$36,985	$45,532	$22,918	$1,259	$159,305
Amortization	(9,386)	(4,710)	(8,622)	(2,061)	(1,259)	(26,038)
Costs applicable to sales	$43,225	$32,275	$36,910	$20,857	$—	$133,267
Inventory Adjustments	(303)	(8,001)	92	(106)	—	(8,318)
By-product credit	—	—	(245)	(392)	—	(637)
Adjusted costs applicable to sales	$42,922	$24,274	$36,757	$20,359	$—	$124,312

Metal Sales
Gold ounces	28,242	5,928	22,834	18,207		75,211
Silver ounces	1,796,028	638,116	—	16,138	—	2,450,282
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	42%	100%	100%
Silver	52%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$730	$1,720	$1,610	$1,118
Silver ($/oz)	$12.43	$22.06			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Year Ended December 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$189,717	$151,427	$187,998	$104,617	$4,797	$638,556
Amortization	(36,062)	(20,187)	(54,933)	(11,038)	(4,797)	(127,017)
Costs applicable to sales	$153,655	$131,240	$133,065	$93,579	$—	$511,539
Inventory Adjustments	(203)	(8,015)	(512)	(256)	—	(8,986)
By-product credit	—	—	(370)	(2,208)	—	(2,578)
Adjusted costs applicable to sales	$153,452	$123,225	$132,183	$91,115	$—	$499,975

Metal Sales
Gold ounces	108,806	27,697	122,181	91,663		350,347
Silver ounces	6,805,816	3,241,624	—	86,397	—	10,133,837
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	38%	100%	100%
Silver	53%	62%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$663	$1,691	$1,082	$994
Silver ($/oz)	$11.95	$23.57			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$48,719	$42,939	$53,884	$24,735	$1,268	$171,545
Amortization	(9,985)	(5,433)	(15,992)	(2,411)	(1,268)	(35,089)
Costs applicable to sales	$38,734	$37,506	$37,892	$22,324	$—	$136,456
Inventory Adjustments	(242)	(7,483)	(118)	(53)	—	(7,896)
By-product credit	—	—	(123)	(241)	—	(364)
Adjusted costs applicable to sales	$38,492	$30,023	$37,651	$22,030	$—	$128,196

Metal Sales
Gold ounces	27,706	7,385	33,889	19,950	—	88,930
Silver ounces	1,813,884	800,195			—	2,614,079
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	42%	100%	100%
Silver	53%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$653	$1,707	$1,111	$1,104
Silver ($/oz)	$11.25	$21.76			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales for 2023 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$240,135	$198,827	$115,365
Amortization	(39,570)	(39,229)	(5,803)
Costs applicable to sales	$200,565	$159,598	$109,562
By-product credit	—	—	(759)
Adjusted costs applicable to sales	$200,565	$159,598	$108,803

Metal Sales
Gold ounces	106,452	106,863	87,388
Silver ounces	6,802,113	—	32,346

Revenue Split
Gold	51%	100%	100%
Silver	49%

Adjusted costs applicable to sales
Gold ($/oz)	$900 - $1,050	$1,500 - $1,700	$1,200 - $1,350
Silver ($/oz)	$14.25 - $15.25

Reconciliation of Costs Applicable to Sales for 2022 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$219,862	$165,031	$191,055	$109,179
Amortization	(35,687)	(22,218)	(39,051)	(7,811)
Costs applicable to sales	$184,175	$142,813	$152,004	$101,368
By-product credit	—	—	—	(745)
Adjusted costs applicable to sales	$184,175	$142,813	$152,004	$100,623

Metal Sales
Gold ounces	107,034	37,072	113,890	78,757
Silver ounces	6,831,642	3,257,498		32,199

Revenue Split
Gold	51%	47%	100%	100%
Silver	49%	53%

Adjusted costs applicable to sales
Gold ($/oz)	$825 - $925	$1,650 - $1,850	$1,300 - $1,400	$1,250 - $1,350
Silver ($/oz)	$12.75 - $13.75	$20.00 - $26.00